65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

Contact:
Jeffrey W. Church
CFO, Treasurer & Secretary
(240) 632-5510
jchurch@genvec.com

GENVEC REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

GAITHERSBURG, MD (August 3, 2005) - GenVec, Inc. (Nasdaq:GNVC), today announced financial results for the second quarter ended June 30, 2005. GenVec reported a net loss of $3.0 million ($0.05 per share) for the quarter ended June 30, 2005 compared to a net loss of $4.8 million ($0.09 per share) in the comparable quarter of 2004. For the six months ended June 30, 2005, the Company reported a net loss of $6.4 million ($0.12 per share), as compared to a net loss of $10.4 million ($0.20 per share) for the comparable six-month period in 2004. The current year loss was down primarily due to the increase in revenues from government-funded programs supporting the development of HIV and malaria vaccines. GenVec ended the second quarter of 2005 with $25.1 million in cash and investments.

Revenue for the second quarter ended June 30, 2005 more than doubled to $7.3 million as compared to $3.2 million for the same period last year, an increase of 133 percent. Revenue for the six months ended June 30, 2005 more than doubled to $11.9 million as compared to $5.9 million in the comparable six-month period in 2004. Revenue was derived primarily from the Company’s funded research and development programs with the National Institutes of Health (NIH), the United States Naval Medical Research Center and PATH’s Malaria Vaccine Initiative, all of which use GenVec’s proprietary technology for the development of clinical grade vaccine candidates, and our collaboration with Fuso Pharmaceutical Industries for the development of a targeted cancer therapy. The increase in revenue for the current quarter and first six months of 2005 was primarily due to the previously announced $10 million expansion of the Company’s HIV vaccine development program with the NIH. This program, initiated in 2002, now extends through 2008 and is projected to provide up to a total of $40 million in research and development payments over the term of the agreement.

Operating expenses for the second quarter ended June 30, 2005 increased 31 percent to $10.4 million as compared to $8.0 million for the same period in 2004. For the six-month period ended June 30, 2005, operating expenses increased $2.1 million (13 percent) to $18.5 million as compared to $16.4 million for the same period in 2004. The increase was primarily due the expanded scope under the Company’s funded HIV and malaria vaccine development programs and the continued internal development of the Company’s diversified and advancing pipeline of product candidates.

“These results reflect our continued clinical progress and successful vaccine development programs, which are also providing funding for our lead clinical program, TNFerade™ ,” said Jeffrey W. Church, GenVec’s chief financial officer. “With expanding clinical site participation and patient enrollment across all of our clinical programs, we have now reached a point where we can look forward to reporting the completion of and results from key clinical trials in the year ahead.”

Second Quarter 2005 Highlights

•
Presentation of Phase II dose escalation trial of TNFerade in pancreatic cancer at the 2005 Annual Meeting of the American Society of Clinical Oncology (ASCO) showing dose dependent improvement in tumor shrinkage and resectibility and patient survival;

•	Activation of clinical sites and patient enrollments under each of GenVec’s clinical trials for TNFerade™, BIOBYPASS® and AdPEDF;
•	Resumption of the Phase II randomized clinical trial in rectal cancer in collaboration with the Surgery Branch of the National Cancer Institute;
•
Presentation of Phase I clinical data from our HIV vaccine development program at the Keystone Symposium on HIV Vaccines demonstrating that the HIV vaccine was well tolerated and produced both cellular and antibody responses at each dose level tested; and

•
Presentation of preclinical data at the American Association of Cancer Research meeting showing that TNFerade significantly reduced the spread (metastasis) of cancer to lymph nodes in a mouse model of melanoma cancer and the successful targeting and efficacious treatment in a mouse model of ovarian cancer using a next generation targeted vector to deliver the tumor necrosis factor-alpha gene. GenVec’s work with targeted vectors is being funded in part by our collaboration with Fuso Pharmaceutical Industries of Japan.

In addition, in July 2005, GenVec announced the appointment of Thomas A. Davis, M.D. as GenVec’s new chief medical officer. Dr. Davis, formerly head, adult hematologic malignancies for the Cancer Therapeutics Evaluation Program at the National Cancer Institute and senior director, clinical sciences at Medarex, Inc. (a biotechnology company), brings extensive clinical and drug development skills and expertise in oncology to GenVec’s product development team.

Webcast and Conference Call Information

GenVec will host its quarterly conference call at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today. The conference call will be accessible via GenVec’s website at www.genvec.com under Webcasts & Data or by telephone at 866-800-8649 (U.S. or Canada) or 617-614-2703 (international); access code 51535671. An archive of the conference call will be available on GenVec’s website approximately one hour after the event for 30 days.

GenVec is a clinical-stage biopharmaceutical company developing innovative gene-based therapeutics to treat cancer, heart disease, and ophthalmic disorders. Each of our gene-based product candidates uses a common patent-protected platform to deliver genes that produce medically beneficial proteins directly at the site of disease - TNFerade™ for oncology, BIOBYPASS® for cardiovascular disease, and PEDF for ophthalmology. Additional information on GenVec is available at its website at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues, operating expenses, and clinical developments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30, 2005 2004 (unaudited)		Six Months Ended June 30, 2005 2004 (unaudited)
Revenue from strategic alliances and research contracts	$7,348	$3,151	$11,897	$5,892
Operating expenses:
Research and development	8,205	5,952	14,111	12,273
General and administrative	2,204	2,024	4,403	4,120
Total operating expenses	10,409	7,796	18,514	16,393
Loss from operations	(3,061)	(4,825)	(6,617)	(10,501)

Interest income	193	158	379	272
Interest expense	(88)	(109)	(176)	(197)
Net loss	$(2,956)	$(4,776)	$(6,414)	$(10,426)

Basic and diluted net loss per share	$(0.05)	$(0.09)	$(0.12)	$(0.20)

Shares used in computing basic and diluted net loss per share	55,683	54,812	55,659	53,110

GenVec, Inc. Selected Balance Sheet Information (in thousands)
	June 30, 2005	December 31, 2004
	(Unaudited)
Cash and investments	$25,137	$33,065
Working capital	22,260	26,021
Total assets	37,499	44,071
Stockholder’s equity	24,467	30,481

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